Exhibit 3.5

CERTIFICATE OF FORMATION

OF

MGP II, LLC

This Certificate of Formation, dated July 25, 2017, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”).

1.                                      Name.  The name of the Company is “MGP II, LLC”.

2.                                      Registered Office; Registered Agent.  The address of the Company’s registered office required to be maintained by Section 18-104 of the Act is:

Cogency Global Inc.

850 New Burton Road Suite 201

Dover, DE 19904

The name and the address of the Company’s registered agent for service of process required to be maintained by Section 18-104 of the Act are:

Cogency Global Inc.

850 New Burton Road Suite 201

Dover, DE 19904

EXECUTED as of the date written first above.

By:	/s/ Justin D. Hunter
Name:	Justin D. Hunter
Title:	Authorized Person